Exhibit 4.24

Transfer Agreement of Contractual Interests

This Agreement is signed in Hongkou District, Shanghai on December 10, 2021 by the following parties:

Lin Zhimin, ID number: * * * , address: * * * (hereinafter referred to as the “Transferor”)

Wang Qi, ID number: * * * , address: * * * (hereinafter referred to as the “Transferee”)

Ji Wei, ID number: * * * , address: * * *

Huiling Computer Technology Consulting (Shanghai) Co., Ltd., registered address: Building No.8, 1098 Chuansha Road, Pudong New Area, Shanghai (hereinafter referred to as “Huiling”).

Shanghai Jiucheng Information Technology Co., Ltd., registered address: Room 1201-Z16, Building A, Building 1, No. 3000 Longdong Avenue, China (Shanghai) Pilot Free Trade Zone (hereinafter referred to as the “Company”)

RICITALS

WHEREAS, the Transferor and Huiling entered into a “Loan Agreement” (hereinafter referred to as the “Loan Agreement”) on May 1, 2019, according to which Huiling has provided the Transferor a loan with total amount of RMB8.28 million.

WHEREAS, according to an Exclusive Equity Transfer Option Agreement (hereinafter referred to as the “Option Agreement”) entered into between the Transferor and Huiling on May 1, 2019, the Transferor shall, in accordance with applicable Chinese law and upon request by Huiling, transfer all or part of his equity in the company to Huiling and/or any other entity or individual designated by Huiling.

WHEREAS, according to a “Shareholders Proxy Agreement” (hereinafter referred to as the “Proxy Agreement”) entered into by the Transferor and Huiling on May 1, 2019, the Transferor irrevocably and solely entrusts Huiling with exercising all of his voting rights in the company.

WHEREAS, on May 1, 2019, the Transferor and Huiling signed an Equity Pledge Agreement (hereinafter referred to as the “Pledge Agreement”), according to which the Transferor pledged 36% of the company’s equity to Huiling as a guaranty for his performance of contractual obligations under the “Loan Agreement”, “ Option Agreement”, “Proxy Agreement” and other agreements, and gave Huiling the first repayment pledge right.

WHEREAS, on December 10,2021, the Transferor and the Transferee signed an “Equity Transfer Agreement” (hereinafter referred to as the “Transfer Agreement”, according to which the Transferee received from the Transferor 36% equity of the company (hereinafter referred to as “Equity Transfer”).

WHEREAS, after the Equity Transfer, the Transferee holds 36% of the company’s equity (the rest 64% is held by Ji Wei), and the Transferor no longer holds any equity in the company. The Transferor is in the process of transferring the company’s equity to the Transferee. At the same time, all rights and obligations (hereinafter referred to as the “Original Agreements”) in the “Loan Agreement”, “Option Agreement”, “Proxy Agreement” and “Pledge Agreement” (hereinafter collectively referred to as the “Original Agreementss”) were transferred to the Transferee. Huiling, as the counterparty under the Original Agreements, agrees to the transfer of such rights and interests, Ji Wei and the Company, as the parties to the Original Agreements, recognizes the transfer of such rights and interests (when applicable).

Therefore, based on the mutual agreement, representation, warranty and agreement contained in this agreement, the parties agree as follows:

1.	Transfer of contractual rights under the Original Agreements:

1.1According to the terms and conditions of this agreement, the Transferor transfers all its rights and obligations under the Loan Agreement to the Transferee. Therefore, the Transferor shall transfer shares on the effective date of the equity transfer as stipulated in the Equity Transfer Agreement (“Effective Share Conversion”). RMB8.28 million shall be remitted to the bank account designated by the Transferee within five days after the Transferee’s date”). The Transferor and the Transferee agree that this amount and the share purchase price that the Transferee should pay to the Transferor under the “Transfer Agreement” collide with each other. From the effective date of the transfer of shares, the Transferee shall inherit all the rights and obligations of the Transferor under the Loan Agreement. Huiling agrees to the transfer of rights and obligations under the above-mentioned “Loan Agreement” and the paid amount are deemed to be paid by the Transferee under the “Loan Agreement” on the effective date of the transfer of shares.

1.2According to this agreement, the Transferor transfers all its rights and obligations under the “Option Agreement” to the Transferee, and the Transferee shall inherit the Transferor’s “ Option Agreement” from the effective date of the transfer.

1.3According to the terms and conditions of this agreement, the Transferor transfers all its rights and obligations under the Proxy Agreement to the Transferee, and the Transferee shall inherit the Transferor’s rights and obligations under the Proxy Agreement from the effective date of the transfer.

1.4 According to the terms and conditions of this agreement, the Transferor transfers all its rights and obligations under the Pledge Agreement to the Transferee, and the Transferee shall inherit all the rights of the Transferor under the Pledge Agreement from the effective date of the transfer. At the same time, in order to handle the registration of the Transferee’s equity pledge, the Transferee and Huiling signed a new “Equity Pledge Agreement” on the effective date of the transfer of shares, pledging 36% of the company’s equity held by the Transferee to Huiling, as Guarantee for its performance of contractual obligations under the newly signed Loan Agreement, Option Agreement, and Proxy Agreement. The company agrees to record such equity pledge in the company’s register of shareholders in accordance with the law immediately on the effective date of the transfer of shares.

2.	On the premise that the Transferee fully assumes the obligations and responsibilities of the Transferor under the Original Agreements, as the parties to the Original Agreements,

Huiling, Jiwei and the company agree and recognize the transfer of contractual rights and interests.

3.

The Transferee agrees that from the effective date of the transfer of shares, the Transferee will replace the Transferor as a party to each Original Agreements, enjoy all the rights of the Transferor under the Original Agreements, perform all the obligations of the Transferor under the Original Agreements.

4.

If the Transferor violates the obligations or terms of the Original Agreements before the effective date of the transfer of shares (regardless of whether the violation is discovered or investigated when this agreement is signed), the Transferor shall be liable for the violation caused by the violation. or other consequences shall still be borne by the Transferor, and such responsibilities shall not be transferred to the Transferee due to the signing of this agreement.

5.

If the Transferee has any breach of the obligations or terms of this agreement or the items mentioned in this agreement from the effective date of the transfer of shares, the liability or any other consequences arising from such breach shall be borne by the Transferee. The Transferor shall assume the responsibility in accordance with the relevant agreements, and such responsibilities or consequences have nothing to do with the Transferor.

6.

The Transferor agrees that it will not require Huiling or the company or the Transferee to pay any fees due to the obligations it has performed to the company or the company under the Original Agreements, and from the date of signing this agreement the Transferor shall not claim any rights or interests against Huiling or other parties to the Original Agreements based on the Original Agreements. The assigning party hereby irrevocably waives any and all claims, defenses, claims, rights and/or interests it has against other parties to the agreement under the Original Agreements and warrants that no third party will be liable to any other agreement due to its performance of the Original Agreements. Party and/or the Transferee to make any demands, claims, demands, claims, defenses, lawsuits, administrative penalties or other legal proceedings, otherwise the Transferor shall pay the other parties to the other agreements and/or the losses suffered by the Transferee. and/or the Transferee shall be liable for compensation.

7.

The Transferor and Transferee undertake to Huiling that they shall not sign and perform this agreement due to the transfer of the Original Agreements or the signing and performance of this agreement. (i.e. transfer of contractual rights) to create or increase any new obligations (including but not limited to any increase in fees) for Huiling or other interested parties in the Original Agreements, or reduce any existing rights of Huiling or other interested parties in the Original Agreements, or give rise to any original rights against Huiling or other interested parties in the Original Agreements, or cause any demands, claims, lawsuits, administrative penalties or other legal proceedings against Huiling or other interested parties in the Original Agreements, otherwise Huiling or Other interested parties in the Original Agreements may require the Transferor and/or the Transferee to assume corresponding responsibilities. The Transferor and/or the Transferee shall fully compensate Huiling or other interested parties of the Original Agreements for any losses or expenses that may be caused by such transfer.

8.	Except for changes to the subject matter of the Original Agreements in accordance with the terms of this agreement, the Original Agreements will continue to remain fully effective and enforceable.

9.

Any disputes arising under or in connection with this Agreement shall be resolved through negotiation between the parties. If the parties cannot reach an agreement within thirty (30) days after the dispute arises, the dispute shall be submitted to the Shanghai International Arbitration Center, based on the arbitration rules of the arbitration center are conducted in Shanghai, and the results of the arbitration are final and binding on all parties.

10.

Each provision of this Agreement is severable and independent of every other provision, and if at any time any one or more provisions of this Agreement becomes invalid, illegal or unenforceable, the validity, legality and Enforceability is not affected by this.

11.	Once this agreement is signed by all parties, it will be retroactive to the effective date of the transfer of shares.
12.

This agreement is made in Chinese, and the original is in six (6) copies, each of which has the same legal effect. All copies shall be deemed to be originals and each shall constitute one and the same document

[No text below]

It is hereby certified that the parties to this Agreement have signed this Agreement for their respective interests on the date stated on the first page of this Agreement.

Lin Zhimin
Signature:	/s/ LIN ZHIMIN

Wang Qi
Signature:	/s/ WANG QI

Ji Wei
Signature:	/s/ JI WEI

Huiling Computer Technology Consulting (Shanghai) Co., Ltd. (seal)
Signature:	/s/ Huiling Computer Technology Consulting (Shanghai) Co., Ltd.
Name:
Title: Authorized Representative

Shanghai Jiucheng Information Technology Co., Ltd. (seal)
Signature:	/s/ Shanghai Jiucheng Information Technology Co., Ltd.
Name:
Title: Authorized Representative